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                                                                 EXHIBIT 10.8(b)



                              TERM NOTE AMENDMENT 1


Effective April 5, 2001, the third paragraph in the term note between Joseph J. Baksha and Outlook Group Corp. dated July 22, 1998 is amended to reflect a change in the interest rate:

The unpaid principal balance of this Note shall bear interest at the rate of four and ninety four hundreds per cent (4.94%) per annum. Interest is accrued and payable through the anniversary date hereof in each year on each such anniversary date, commencing on July 22, 1999 and continuing thereafter until the principal is paid in full.

Accepted:

Outlook Group Corp.                                  Joseph J. Baksha

By: /s/ Paul M. Drewek                               /s/ Joseph J. Baksha

Title: CFO/Secretary

Date: September 26, 2001                             Date: 9/27/01